UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 20, 2023

US XPRESS ENTERPRISES, INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	001-38528	62-1378182
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4080 Jenkins Road
Chattanooga, Tennessee	37421
(Address of principal executive offices)	(Zip code)

(423) 510-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	USX	NYSE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐     Emerging growth company

☐     If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On March 20, 2023, U.S. Xpress Enterprises, Inc., a Nevada corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Knight-Swift Transportation Holdings Inc., a Delaware corporation (“Knight-Swift”), and Liberty Merger Sub Inc., a Nevada corporation and an indirect wholly owned subsidiary of Knight-Swift (“Merger Subsidiary”). The Merger Agreement provides, among other things, and subject to the terms and conditions set forth therein, that Merger Subsidiary will be merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Knight-Swift (the “Merger”).

As previously announced, the Company’s Board of Directors (the “Board”) formed a Special Committee of the Board comprised solely of disinterested and independent directors (the “Special Committee”) to exclusively delegate to the Special Committee the power to (i) evaluate any proposal from Knight-Swift in connection with a potential acquisition of all, or part of, the equity interests and/or assets of the Company and (ii) direct and oversee any preliminary discussions between Knight-Swift and the Company prior to the receipt of an actual proposal for a potential transaction.

At the conclusion of its review, the Special Committee unanimously (A) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Charter Amendment (as defined below), were advisable, fair to, and in the best interests of the Company and its stockholders; and (B) recommended that the stockholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the Charter Amendment. The Special Committee directed that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Charter Amendment be submitted to the stockholders of the Company for their adoption and approval.

Merger Agreement

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class A Common Stock, par value $0.01, and Class B Common Stock, par value $0.01 (collectively, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $6.15 in cash, without interest (such amount per share, the “Per Share Price”), other than (i) those shares of Company Common Stock owned by the Company as treasury stock, or by Knight-Swift or Merger Subsidiary, (ii) Company Restricted Shares (described below) and (iii) any shares of Company Common Stock owned by any wholly owned subsidiary of Knight-Swift, Merger Subsidiary or of the Company (including the shares subject to the Rollover Agreement described below).

The Merger Agreement provides that, in lieu of receipt of the Per Share Price for approximately one-third of their shares of Company Common Stock, Max L. Fuller, FSBSPE 1, LLC, FSBSPE 2, LLC, FSBSPE 3, LLC, Fuller Family Enterprises, LLC, William E. Fuller, Max L. Fuller 2008 Irrevocable Trust FBO William E. Fuller and Max Fuller Family Limited Partnership (collectively, the “Rollover Holders”) will, immediately prior to the Effective Time, contribute such shares of Company Common Stock to Liberty Holdings Topco LLC, a subsidiary of Knight-Swift (“Holdings”), in exchange for certain classes of units of Holdings, pursuant to the Rollover Agreement described below.

The Merger Agreement also provides that at the Effective Time, each outstanding Company equity award with respect to Company Common Stock will be treated as follows:

•	Company RSUs. Each restricted stock unit with respect to Company Common Stock (each a “Company RSU”) that is vested immediately prior to the Effective Time (but not yet settled) or that vests solely as a result of the Merger or the transactions contemplated by the Merger Agreement will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Per Share Price, less applicable taxes required to be withheld. Each Company RSU that is not vested immediately prior to the Effective Time will be assumed by Knight-Swift and converted into a corresponding restricted stock unit award with respect to shares of Knight-Swift common stock, par value, $0.01 (the “Knight-Swift Common Stock”). Each converted award will continue to have the same terms and conditions, including with respect to vesting, acceleration and forfeiture, as applied to the corresponding Company RSU prior to the Effective Time, except that each such award will cover that number of shares of Knight-Swift Common Stock equal to the product of (rounded down to the nearest whole number) (A) the number of shares of Company Common Stock subject to the unvested portion of the corresponding award of Company RSUs at the Effective Time multiplied by (B) a fraction equal to the Per Share Price over the volume weighted average price per share of Knight-Swift Common Stock for the ten consecutive trading days ending immediately prior to the closing date of the Merger (the “Exchange Ratio”).

•	Company Restricted Shares. Each outstanding award of Company Common Stock granted under a Company equity plan that remain subject to one or more unsatisfied vesting or vesting-equivalent forfeiture or repurchase conditions (each a “Company Restricted Share”) that is unvested immediately prior to the Effective Time and that will not vest as a result of the consummation of transactions contemplated by the Merger Agreement will be assumed by Knight-Swift and converted into an award of restricted shares denominated in shares of Knight-Swift Common Stock. Each converted award will continue to have the same terms and conditions, including with respect to vesting, acceleration and forfeiture, as applied to the corresponding Company Restricted Share prior to the Effective Time, except that each such award will cover the number of shares of Knight-Swift Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such award of Company Restricted Shares multiplied by (ii) the Exchange Ratio.

•	Company PSUs. Each restricted stock unit with respect to Company Common Stock that is subject to outstanding performance-based vesting criteria (each a “Company PSU”) that is vested immediately prior to the Effective Time (but not yet settled) or that vests solely as a result of the Merger or the transactions contemplated by the Merger Agreement will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (i) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time multiplied by (ii) the Per Share Price, less applicable taxes required to be withheld. Each Company PSU that is not vested immediately prior to the Effective Time will be assumed by Knight-Swift and converted into a corresponding restricted stock unit award with respect to shares of Knight-Swift Common Stock. Each converted award will continue to have the same terms and conditions, including with respect to vesting, acceleration and forfeiture, as applied to the corresponding Company RSU prior to the Effective Time, except that each such award will cover that number of shares of Knight-Swift Common Stock equal to the product of (rounded down to the nearest whole number): (A) the number of shares of Company Common Stock subject to the unvested portion of the corresponding award of Company RSUs at the Effective Time (with performance-based vesting conditions deemed satisfied at 100% of target level achievement) multiplied by (B) the Exchange Ratio.

•	Company Options. All options to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time will be cancelled for no consideration or payment at the Effective Time.

The converted equity awards described in the foregoing are subject to other immaterial adjustments to account for provisions rendered inoperative by reason of the Merger or the transactions contemplated by the Merger Agreement and to reflect administrative or ministerial changes as Knight-Swift’s board of directors may determine, in good faith, are appropriate.

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions set forth in the Merger Agreement, including:

•	the adoption of the Merger Agreement and the Merger by a majority of the voting power of the Company Common Stock entitled to vote on the Merger Agreement and the Merger (the “Single Class Vote”);

•	the adoption of the Merger Agreement and the Merger by holders of a majority of the outstanding shares of Company Class B Common Stock (voting as a single class) entitled to vote on the Merger Agreement and the Merger (the “Class B Vote” and together with the Single Class Vote, the “Statutory Merger Stockholder Approvals”);

•	the adoption of an amendment to the Company’s Third Amended and Restated Articles of Incorporation (the “Charter Amendment”) by (i) a majority of the voting power of the Company Common Stock entitled to vote on the Charter Amendment, (ii) the holders of a majority of the outstanding shares of Company Class A Common Stock (voting as a single class) entitled to vote on the Charter Amendment, and (iii) the holders of a majority of the outstanding shares of Company Class B Common Stock (voting as a single class) entitled to vote on the Charter Amendment, (collectively, the “Statutory Charter Amendment Stockholder Approvals”);

•	in connection with the Single Class Vote, a majority of the outstanding shares of Company Common Stock (other than the shares owned by (i) the Rollover Holders, certain trusts and entities and family members of the Company’s Executive Chairman, Max L. Fuller, and the Company’s Chief Executive Officer, William E. Fuller, and their Affiliates (as defined in the Merger Agreement), (ii) Knight-Swift and its Affiliates, and (iii) the directors and executive officers of the Company), having been cast in favor of the Merger Agreement and the Merger, with each share of Company Common Stock counted equally for this purpose (the “Majority-of-the-Minority-Approval Condition” and, together with the Statutory Merger Stockholder Approvals and the Statutory Charter Amendment Stockholder Approvals, the “Requisite Stockholder Approval”);

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the absence of any outstanding law, regulation, or order, enacted, entered, or enforced by any governmental entity that prevents, materially restrains, materially impairs, or makes illegal the consummation of the Charter Amendment or the Merger;

•	the accuracy of the representations and warranties contained in the Merger Agreement, subject to customary materiality qualifications, as of the date of the closing of the Merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date);

•	compliance in all material respects with the covenants and obligations contained in the Merger Agreement required to be performed and complied with at or prior to closing; and

•	the absence, since the date of the Merger Agreement, of a Company Material Adverse Effect (as defined in the Merger Agreement).

The closing of the Merger is not subject to a financing condition. Under the terms of the Merger Agreement, consummation of the Merger will occur on the third business day following the satisfaction or waiver of the conditions to closing of the Merger other than those conditions to be satisfied at closing.

If the Merger is consummated, the Class A Common Stock of the Company will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each of the Company, Knight-Swift and Merger Subsidiary have made customary representations and warranties and covenants in the Merger Agreement.

In addition, the Company has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the Effective Time.

The Merger Agreement contains covenants that the Company will not, directly or indirectly, (i) solicit, initiate, propose, or induce the making, submission, or announcement of, or knowingly encourage, facilitate, or assist, any offer, inquiry, indication of interest, or proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement); (ii) furnish to any third party any non-public information relating to the Company or any of its subsidiaries or afford to any third party access to the business, properties, assets, books, records, or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission, or announcement of, or to knowingly encourage, facilitate, or assist, an Acquisition Proposal or the making of any offer, inquiry, indication of interest, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any third party with respect to an Acquisition Proposal or with respect to any inquiries from third parties relating to any offer, indication of interest, or proposal relating to an Acquisition Proposal; (iv) approve, endorse, or recommend any offer, inquiry, indication of interest, or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, or other contract relating to an Acquisition Proposal or Acquisition Transaction (as defined in the Merger Agreement), other than, in each case, an Acceptable Confidentiality Agreement (as defined in the Merger Agreement); or (vi) authorize or commit to do any of the foregoing.

Notwithstanding these limitations, prior to obtaining the Requisite Stockholder Approval, if (i) the Company has received an Acquisition Proposal that was not the result of any material breach of Section 5.4(a) of the Merger Agreement and (ii) the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or would be reasonably likely to lead to a Superior Proposal and the failure to take certain actions regarding such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law then the Company, the Special Committee, and the Company’s representatives are permitted, subject to the terms and conditions set forth in the Merger Agreement, to (i) participate or engage in discussions or negotiations with the party making the Acquisition Proposal (including affording such party access to the business, properties, assets, books, records, or other non-public information, or to any personnel, of the Company or its subsidiaries), and (ii) terminate the Merger Agreement and change its recommendation to the Company’s stockholders regarding the vote to approve the Merger Agreement in connection with a Superior Proposal (subject to certain notification and matching rights in favor of Knight-Swift).

The Merger Agreement contains certain termination rights for the parties, including the right of either party, subject to specified limitations, to terminate the Merger Agreement if the Merger is not consummated by December 20, 2023 (as may be extended by either party to March 20, 2024 pursuant to the Merger Agreement, the “Termination Date”).

The Merger Agreement provides that Company will be required to pay Knight-Swift a termination fee of $6,300,000, if the Company terminates the Merger Agreement within 45 days of signing of the Merger Agreement (or such extended period required to comply with the Notice Period (as defined in the Merger Agreement)) to enter into an acquisition agreement with respect to a Superior Proposal. After such initial period, the termination fee payable by the Company is increased to $12,600,000 and becomes payable if the Company terminates the Merger Agreement to accept a Superior Proposal, if Knight-Swift terminates the Merger Agreement following a change in recommendation by the Special Committee and in other customary circumstances.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Charter Amendment

In connection with the Merger Agreement, the Company will take all actions to adopt the Charter Amendment, effective immediately prior to the Effective Time to revise Section 3.2(e) thereto to exempt the transactions contemplated by the Merger Agreement (including the Merger) from the application thereof.

The foregoing summary of the Charter Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Charter Amendment, the form of which is attached as Exhibit A to the Merger Agreement, a copy of which is attached as Exhibit 2.1 and incorporated by reference herein.

Rollover Agreement

In connection with the Merger Agreement, the Rollover Holders will roll over approximately one-third of their Company Common Stock (the “Rollover Shares”) as set forth in a separate Rollover Agreement (the “Rollover Agreement”). The Rollover Shares will not be converted into the right to receive the Per Share Price, but instead, immediately prior to the Effective Time, will be contributed to Holdings, in exchange for two classes of units in Holdings intended to be approximately equivalent to a 10% equity position in the entity that will hold the Company business unit of Knight-Swift after consummating the Merger (the “Company Unit”). Under an amended and restated operating agreement of Holdings, the units received by the Rollover Holders will have certain limited consent rights and be subject to certain optional and mandatory purchase provisions during the five-year period post-closing. One class of membership interests will be subject to put and call rights at a defined fair market value measure in favor of the Rollover Holders and Knight-Swift, respectively and will be purchased by Knight-Swift at that defined fair market value measure if outstanding at the fifth anniversary of the Merger. In order for the put right to become exercisable, it is subject to a $175 million minimum adjusted operating income threshold for the Company Unit. In addition, Knight-Swift will have a call right, exercisable only within the first 15 months after closing, at an exercise price of approximately $140 million. The second class of membership interests will be repurchased by Knight-Swift for $40 million if the Company Unit achieves $250 million in adjusted operating income for a trailing annual period at or prior to the fifth anniversary of closing. If such threshold is not met, the second class of interests will be forfeited for no value.

The Rollover Agreement terminates upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms or (ii) the mutual written consent of Knight-Swift and the Rollover Holders.

The foregoing summary of the Rollover Agreement and related terms is only a summary, does not purport to be complete and is qualified by reference to the full text of the Rollover Agreement, a copy of which is attached as Exhibits 10.1 hereto and incorporated by reference herein.

Support Agreement

In connection with entering into the Merger Agreement, on March 20, 2023, the Company, the members of the Special Committee and the Rollover Holders, who collectively beneficially own approximately 58% of the voting power of the Company, have entered into an Irrevocable Proxy and Agreement (the “Support Agreement”), pursuant to which, among other things, the Rollover Holders have granted an irrevocable proxy in favor of the Special Committee (acting as a majority) to vote the shares owned by the Rollover Holders: (i) in favor of (a) the approval of the Charter Amendment, (b) the adoption of the Merger Agreement and the approval of the Merger, (c) the approval of any advisory proposal with respect to “golden parachute compensation,” (d) the approval of any proposal to adjourn or postpone any stockholder meeting relating to the Merger to a later date if the Company proposes or requests such postponement or adjournment, and (e) the approval of any other proposal to be voted upon or consented to by the Company stockholders at any stockholder meeting relating to the Merger or at other meeting of stockholders or in respect of any proposed action by written consent, the approval of which is necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement, but only to the extent that such Rollover Shares are entitled to be voted on or consent to such proposal, and (ii) against (a) any proposal, action, or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (b) any proposal to amend the articles of incorporation or bylaws of the Company, other than the Charter Amendment, (c) any Acquisition Proposal, (d) any reorganization, dissolution, liquidation, winding up, or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement), and (e) any other proposal, action, or agreement that would reasonably be expected to prevent or materially impede or materially delay the approval of the Charter Amendment or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

Under the Merger Agreement, the Company has agreed to (i) cause the proxy holder to cause the shares subject to the Support Agreement to appear at and be counted as present for purposes of establishing a quorum and to vote or consent pursuant to the terms of the Support Agreement, and (ii) enforce the terms of the Support Agreement, and not amend, modify, waive, or terminate any provision of the Support Agreement without the prior written consent of Knight-Swift.

The Support Agreement terminates upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time.

The foregoing summary of the Support Agreement is only a summary, does not purport to be complete and is qualified by reference to the full text of the Support Agreement, a copy of which is attached as Exhibit 10.2 hereto and incorporated by reference herein.

Stockholders’ Agreement

On March 20, 2023, the Company amended (the “Second Amendment”) that certain Stockholders’ Agreement (the “Stockholders’ Agreement”) among the Company and certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them), including without limitation executive officers and/or directors Max L. Fuller and William E. Fuller. The Second Amendment provides that the restrictions on Transfer (as defined in the Stockholders’ Agreement) contained in Section 2.1 of the Stockholders' Agreement will not apply to any Transfer to Knight-Swift or any subsidiary thereof.

The foregoing summary of the Second Amendment and related terms is only a summary, does not purport to be complete and is qualified by reference to the full text of the Second Amendment, a copy of which is attached as Exhibits 10.3 hereto and incorporated by reference herein.

Item 8.01.	Other Events.

On March 21, 2023, the Company and Knight-Swift issued a joint press release announcing the entry into the Merger Agreement. A copy of the joint press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Also on March 21, 2023, the Company and Knight-Swift each posted an investor presentation to their respective investor relations websites related to the transactions contemplated by the Merger Agreement. The presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 20, 2023, by and among U.S. Xpress Enterprises, Inc., Knight-Swift Transportation Holdings Inc. and Liberty Merger Sub Inc.†

10.1	Rollover Agreement, dated as of March 20, 2023, by and among Knight-Swift Transportation Holdings Inc., Liberty Holdings Topco LLC, Max L. Fuller, FSBSPE 1, LLC, FSBSPE 2, LLC, FSBSPE 3, LLC, Fuller Family Enterprises, LLC, William E. Fuller, Max L. Fuller, Max L. Fuller 2008 Irrevocable Trust FBO William E. Fuller and Max Fuller Family Limited Partnership.

10.2	Irrevocable Proxy and Agreement, dated as of March 20, 2023, by and among U.S. Xpress Enterprises, Inc, the members of the Special Committee, Max L. Fuller, FSBSPE 1, LLC, FSBSPE 2, LLC, FSBSPE 3, LLC, Fuller Family Enterprises, LLC, William E. Fuller, Max L. Fuller, Max L. Fuller 2008 Irrevocable Trust FBO William E. Fuller and Max Fuller Family Limited Partnership.

10.3	Second Amendment to Stockholders’ Agreement, dated as of March 20, 2023, by and among U.S. Xpress Enterprises, Inc., Max L. Fuller, Fuller Family Enterprises, LLC, FSBSPE 1, LLC, FSBSPE 2, LLC, FSBSPE 3, LLC, William E. Fuller, Irrevocable Trust FBO William E. Fuller, Max Fuller Family Limited Partnership, Irrevocable Trust FBO Stephen C. Fuller and Irrevocable Trust FBO Christopher M. Fuller.

99.1	Joint Press Release issued March 21, 2023.

99.2	Investor Presentation dated March 21, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

Forward Looking Statements

This communication contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, regarding Knight-Swift Transportation Holdings Inc. and U.S. Xpress Enterprises, Inc., including, but not limited to, statements about the strategic rationale and benefits of the proposed transaction between Knight-Swift Transportation Holdings Inc. and U.S. Xpress Enterprises, Inc., including future financial and operating results, Knight-Swift Transportation Holdings Inc.’s or U.S. Xpress Enterprises, Inc.’s plans, objectives, expectations and intentions and the expected timing of completion of the proposed transaction. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “targeted,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond Knight-Swift Transportation Holdings Inc.’s or U.S. Xpress Enterprises, Inc.’s control. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: Knight-Swift Transportation Holdings Inc.’s and U.S. Xpress Enterprises, Inc.’s ability to complete the potential transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory and U.S. Xpress Enterprises, Inc. stockholders’ approvals and the satisfaction of other closing conditions to consummate the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive merger agreement relating to the proposed transaction; failure to realize the expected benefits of the proposed transaction; significant transaction costs and/or unknown or inestimable liabilities; the risk that U.S. Xpress Enterprises, Inc.’s business will not be integrated successfully, or that such integration may be more difficult, time-consuming or costly than expected; Knight-Swift Transportation Holdings Inc.’s financial ability to consummate the proposed transaction, and the continued availability of capital and financing for Knight-Swift Transportation Holdings Inc. following the proposed transaction; risks related to future opportunities and plans for the combined company, including the uncertainty of expected future regulatory filings, financial performance, supply chain conditions, gross domestic product changes and results of the combined company following completion of the proposed transaction; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees, drivers or suppliers, including as it relates to U.S. Xpress Enterprises, Inc.’s ability to successfully renew existing customer contracts on favorable terms or at all and obtain new customers; the ability of U.S. Xpress Enterprises, Inc. to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; the business, economic and political conditions in the markets in which U.S. Xpress Enterprises, Inc. operates; the impact of new or changes in current laws, regulations or other industry standards; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the potential transaction on the market price of U.S. Xpress Enterprises, Inc.’s common stock; the risk of potential stockholder litigation associated with the potential transaction, including resulting expense or delay; risks that the price of U.S. Xpress Enterprises, Inc.’s common stock may decline significantly if the Merger is not completed; the possibility that U.S. Xpress Enterprises, Inc. could, following risks that the price of U.S. Xpress Enterprises, Inc.’s common stock may decline significantly if the Merger is not completed; the possibility that U.S. Xpress Enterprises, Inc. could, following the proposed transaction, engage in operational or other changes that could result in meaningful appreciation in its value; the possibility that U.S. Xpress Enterprises, Inc. could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of U.S. Xpress Enterprises, Inc.’s assets to one or more as yet unknown purchasers, which could conceivably produce a higher aggregate value than that available to U.S. Xpress Enterprises, Inc.'s stockholders in the proposed transaction; regulatory initiatives and changes in tax laws; the impact of the COVID-19 pandemic on the operations and financial results of U.S. Xpress Enterprises, Inc. or the combined company; general economic conditions; and other risks and uncertainties affecting Knight-Swift Transportation Holdings Inc. and U.S. Xpress Enterprises, Inc., including those described from time to time under the caption “Risk Factors” and elsewhere in Knight-Swift Transportation Holdings Inc.’s and U.S. Xpress Enterprises, Inc.’s SEC filings and reports, including Knight-Swift Transportation Holdings Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, U.S. Xpress Enterprises, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, and future filings and reports by either company. Moreover, other risks and uncertainties of which Knight-Swift Transportation Holdings Inc. or U.S. Xpress Enterprises, Inc. are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Knight-Swift Transportation Holdings Inc. and U.S. Xpress Enterprises, Inc. caution investors that such forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such forward-looking statements. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by Knight-Swift Transportation Holdings Inc. or U.S. Xpress Enterprises, Inc. on their respective websites or otherwise. Neither Knight-Swift Transportation Holdings Inc. nor U.S. Xpress Enterprises, Inc. undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information and Where to Find It

This communication is being made in connection with the proposed transaction between U.S. Xpress Enterprises, Inc. and Knight-Swift Transportation Holdings Inc. In connection with the proposed transaction, U.S. Xpress Enterprises, Inc. intends to file a proxy statement with the SEC. U.S. Xpress Enterprises, Inc. may also file other relevant documents with the SEC regarding the proposed transaction. The information in the preliminary proxy statement will not be complete and may be changed. The definitive proxy statement will be delivered to stockholders of U.S. Xpress Enterprises, Inc. This communication is not a substitute for any proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF U.S. XPRESS ENTERPRISES, INC. ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the preliminary proxy statement and the definitive proxy statement (in each case, if and when available) and other documents containing important information about U.S. Xpress Enterprises, Inc. and the proposed transaction once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by U.S. Xpress Enterprises, Inc. will be available free of charge on U.S. Xpress Enterprises, Inc.’s website at www.usxpress.com under the heading “Investors” or, alternatively, by directing a request by telephone or mail to U.S. Xpress Enterprises, Inc. at (833) 879-7737 or 4080 Jenkins Road, Chattanooga, TN 37421, Attention: Investor Relations.

Participants in the Solicitation

U.S. Xpress Enterprises, Inc., its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from U.S. Xpress Enterprises, Inc.’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of U.S. Xpress Enterprises, Inc. stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information about these persons is included in U.S. Xpress Enterprises, Inc.’s annual proxy statement and in other documents subsequently filed with the SEC, and will be included in the proxy statement when filed.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. XPRESS ENTERPRISES, INC.

	By:	/s/ Eric A. Peterson
		Name:	Eric A. Peterson
Date: March 21, 2023		Title:	Chief Financial Officer and Treasurer